Exhibit 99.1

BODY CENTRAL ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS

Reports Net Revenue Growth of 27%; and

Net Income Growth of 60% for the First Quarter 2011

JACKSONVILLE, FLORIDA — May 12, 2011 — Body Central Corp. (Nasdaq: BODY) today announced financial results for the first quarter 2011.

Highlights for the first quarter ended April 2, 2011:

•                  Net revenues for the first quarter increased 27.2% to $74.0 million, compared to $58.2 million for the first quarter of 2010.

•                  Store sales rose 30.3% to $63.3 million driven by a comparable-store sales increase of 16.1% and net store unit growth.

•                  Operating margin increased to 11.9% of net revenues. This compares to an operating margin of 10.7% for the same period last year.

•                  Net income was $5.4 million, or $0.34 per diluted share based upon 16.1 million weighted average shares outstanding, compared to net income of $3.4 million or $0.28 per diluted share based upon 12.2 million weighted average shares outstanding for the first quarter of 2010.

•                  The Company opened 5 new stores during the first quarter and operated 214 stores as of April 2, 2011.

Allen Weinstein, Body Central’s President and CEO, stated: “Our 2011 performance is off to a strong start reflecting continued execution on our strategy to provide our customers with on trend fashion at value prices in an exciting shopping environment. Our comparable store sales growth was broad-based, across all lifestyle categories and geographies.  We also continued to make progress on several key initiatives to support our long term growth objectives.”

Balance Sheet highlights as of April 2, 2011:

Cash and cash equivalents were $25.1 million at the end of the first quarter 2011 compared to $12.0 million at the end of the first quarter 2010.

Inventories at the end of the quarter were $19.5 million compared to $14.9 million at the end of the same period last year. The increase in inventory was in support of higher sales expectations related to the Easter shift as well as new store openings. On an average store basis, inventory growth is planned to be in line with or slightly below the rate of sales growth at the end of the second quarter.

Outlook:

For the second quarter of 2011, net revenues are expected to be in the range of $71 million to $73 million assuming a comparable store sales increase in the low teens coupled with net new store openings. This compares to net revenues of $61.2 million in the second quarter of 2010. Net income is expected to be in the range of $4.6 million to $4.9 million and diluted earnings per share are expected to be in the range of $0.28 to $0.30 for the quarter. This assumes a tax rate of approximately 35.0% and 16.2 million weighted average shares outstanding. This compares to net income of $2.3 million or $0.19 per diluted share on 12.2 million weighted average shares outstanding in the second quarter of 2010.

For fiscal year 2011, net revenues are expected to be in the range of $286 million to $292 million assuming a mid to high-single digit comparable store sales increase coupled with net new store openings. This compares to net revenues of $243.4 million for fiscal year 2010. Net income is expected to be in the range of $18.3 million to $18.9 million and diluted earnings per share are expected to be in the range of $1.12 to $1.16 for the full year. This assumes a tax rate of approximately 37.6% and 16.2 million weighted average shares outstanding. This compares to net income of $9.8 million or $0.73 per diluted share on 13.4 million weighted average shares outstanding. Excluding $1.2 million of non-recurring costs related to the IPO, as well as one-time costs of $793,000 related to the early repayment of debt, net income for fiscal year 2010 was $11.0 million or $0.82 per diluted share.

Conference Call Information

A conference call to discuss first quarter 2011 financial results is scheduled for today, May 12, 2011, at 4:30 PM Eastern Time.  The conference call will also be webcast live at www.bodyc.com. To access the replay of this call, please dial 877-870-5176 and enter pin number 2823210. The replay is available until May 19, 2011.  A replay of this call will also be available on the Investor Relations section of the Company’s website, www.bodyc.com, within two hours of the conclusion of the call and will remain on the website for ninety days.

About Body Central Corp.

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of April 2, 2011 the Company operated 214 specialty apparel stores in 23 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) failure to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) failure of our new stores or existing stores to achieve sales and operating levels consistent with our expectations; (6) the success of the malls and shopping centers in which our stores are located; (7) our dependence on a strong brand image; (8) failure of our direct business to grow consistent with our growth strategy; (9) failure of our information technology systems to support our current and growing business, before and after our planned upgrades; (10) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (11) our dependence upon key executive management or our inability to hire or retain additional personnel;  (12) disruptions in our supply chain and distribution facility; (13) our indebtedness, if any, and lease obligations; (14) our reliance upon independent third-party transportation providers for all of our product shipments; (15) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (16) the seasonality of our business; (17) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (18) the impact of governmental laws and regulations and the outcomes of legal proceedings; (19) restrictions imposed by our indebtedness on our current and future operations; (20) our failure to maintain effective internal controls; and (21) our inability to protect our trademarks or other intellectual property rights.

Investor Relations inquiries:

ICR, Inc.

Jean Fontana/Joseph Teklits

203-682-8200

www.icrinc.com

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended
	April 2,	April 3,
	2011	2010
	(in thousands, except
	share and per share data)

Net revenues	$73,984	$58,173
Cost of goods sold, including occupancy, buying, distribution center and catalog costs	47,251	38,399
Gross profit	26,733	19,774
Selling, general and administrative expenses	16,701	12,437
Depreciation and amortization	1,203	1,117
Income from operations	8,829	6,220
Interest (income) expense, net	(5)	922
Other income, net	(44)	(63)
Income before income taxes	8,878	5,361
Provision for income taxes	3,463	1,972
Net income	$5,415	$3,389

Net income per common share:
Basic	$0.35	$16.49
Diluted	$0.34	$0.28

Weighted-average common shares outstanding:
Basic	15,550,193	203,235
Diluted	16,070,603	12,213,816

BODY CENTRAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	April 2,	January 1,	April 3,
	2011	2011	2010
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$25,108	$16,202	$11,972
Accounts receivable	851	1,258	581
Inventories	19,543	18,369	14,905
Prepaid expenses and other current assets	4,418	3,933	3,371
Deferred tax asset, current	1,722	1,425	621
Total current assets	51,642	41,187	31,450
Property and equipment, net of accumulated depreciation and amortization	17,545	17,071	14,723
Goodwill	21,508	21,508	21,508
Intangible assets, net of accumulated amortization	16,982	17,128	17,641
Other assets	102	102	122
Total assets	$107,779	$96,996	$85,444

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$17,068	$14,880	$13,060
Accrued expenses and other current liabilities	13,614	14,605	10,906
Current portion of long-term debt	—	—	5,500
Total current liabilities	30,682	29,485	29,466
Other liabilities	6,823	5,149	5,227
Deferred tax liability, long-term	4,562	4,220	2,715
Long-term debt, less current portion	—	—	31,500
Total liabilities	42,067	38,854	68,908
Commitments and contingencies
Redeemable preferred stock	—	—	50,076
Stockholders’ equity (deficit)	65,712	58,142	(33,540)
Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$107,779	$96,996	$85,444

BODY CENTRAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Thirteen Weeks Ended
	April 2,	April 3,
	2011	2010
	(in thousands)
Cash flows from operating activities
Net income	$5,415	$3,389
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,203	1,117
Deferred income taxes	45	1,375
Excess tax benefits from stock-based compensation	(834)	—
Other non-cash charges	240	(2)
Changes in assets and liabilities:
Accounts receivable	407	329
Inventories	(1,174)	(2,007)
Prepaid expenses and other current assets	(485)	(724)
Other assets	—	(6)
Accounts payable	2,188	3,982
Accrued expenses and other current liabilities	(1,383)	(2,177)
Income taxes	1,226	597
Other liabilities	1,681	873
Net cash provided by operating activities	8,529	6,746
Cash flows from investing activities
Purchases of property and equipment	(1,538)	(750)
Net cash used in investing activities	(1,538)	(750)
Cash flows from financing activities
Principal payments on long-term debt	—	(1,250)
Proceeds from common stock offering, net of issuance costs	1,074	—
Proceeds from exercise of stock-based compensation	7	—
Excess tax benefits from stock-based compensation	834	—
Net cash provided by (used in) financing activities	1,915	(1,250)
Net increase in cash and cash equivalents	8,906	4,746
Cash and cash equivalents
Beginning of year	16,202	7,226
End of period	$25,108	$11,972